Exhibit 10.61

HARMAN
400 ATLANTIC STREET
STAMFORD, CONNECTICUT
06901 USA

July 22, 2015

Personal & Confidential

Mr. Phillip Eyler

17893 Cranbrook Court

Northville, Michigan  48168

Dear Phil,

I am pleased to confirm your appointment to the position of Executive Vice President and President, Infotainment Division.  In this role you will report directly to me and you will be a member of the HARMAN Executive Committee. Following are the details in connection with your new position:

Effective Date:  The effective date of your new position will be July 21, 2015.

Base Salary:  Your annual base salary will be increased to $500,000 payable in accordance with our corporate payroll schedule.

Bonus:  Effective July 1, 2015 your Management Incentive Compensation (MIC) target bonus opportunity will be increased to 80% of your base salary with a maximum payout opportunity of 160% of base salary.

Long Term Incentive Program:  You will continue to be eligible to participate in HARMAN’s long-term incentive program at a level commensurate to your position.  The next regular grant is expected to be in September 2015.

Car Allowance:  You will continue to receive a car allowance of $1,500 per month paid in accordance with our regular payroll schedule.

Vacation:  You will be eligible for accrual of four (4) weeks of vacation annually.

Non-Competition and Non-Solicitation:  In consideration of your employment with the Company and the various benefits and payments provided in conjunction therewith, you agree that during the term of your employment with Harman and for a period of 12 months after you cease to be employed by Harman or one of our affiliates you will not, without Harman’s prior written consent, become an employee, officer, director or investor (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) in any business or enterprise, anywhere in the world, that directly competes with Harman’s business.

You further agree that during a period of 12 months from termination of your employment with Harman, you shall not employ, solicit or recruit, directly or indirectly any individual employed by Harman or one of our affiliates, nor any of Harman’s suppliers and customers; provided the foregoing shall not be violated by advertising or searches not specifically targeted at the employees of Harman or one of our affiliates, or serving as a reference.

You acknowledge that, because of and during the course of your employment by the Company, you will learn or develop Confidential Information relating to the Company’s sales, marketing or servicing, and relating to the Company’s customers.  You recognize that the Company’s relationships with its customers are extremely valuable to it and thus the protection of the Company’s relationships with its customers is essential.

Accordingly and in consideration of your employment with the Company and the various benefits and payments provided in conjunction therewith, you agree that you will not solicit or attempt to solicit, directly or through another, for a period of one (1) year following termination of employment with the Company, for any reason, and for the purpose of providing services or products that are the same or similar to those offered for sale and/or under any stage of development by the Company at the time of your termination, any “Existing Customer” or “Prospective Customer” of the Company which you solicited or with whom you had direct contact while employed by the Company.

You declare and acknowledge that your non-competition and non-solicitation undertakings included in this letter are fair, reasonable, and proportional.

As part of this offer, you will also be required to re-sign HARMAN’s Invention & Secrecy agreement – copy attached.

There will be no adjustment to any other item regarding your current terms and conditions of employment with Harman International, as outlined in your original offer letter.

Please sign and return the original of this letter indicating your acceptance of this position and agreement with the terms noted above.  You should retain one copy of this letter for your files.

Phil, congratulations - we look forward to your continued outstanding contributions to the organization!

Best regards,

/s/ Dinesh C. Paliwal

Dinesh C. Paliwal

Chairman, President and Chief Executive Officer

HARMAN International

ACCEPTED AND AGREED:

/s/ Phillip Eyler	July 22, 2015
Phillip Eyler	Date